Exhibit 12
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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                   June 30, 1997                Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1996       1995         1994      1993        1992
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                          $ 45,725    $37,926     $29,101     $34,726    $23,779     $34,905
----------

Add income taxes and fixed charges
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  Current federal income taxes        27,207     25,867       9,437      (6,762)     5,606       3,977
  Deferred federal income taxes       (3,163)    (6,052)      6,156      24,932      3,430      13,451
  Investment tax credits - net        (1,111)    (1,118)     (1,132)     (1,228)    (1,228)     (1,228)
  Massachusetts franchise tax          5,322      4,479       3,935       4,681      3,348       3,858
  Interest on long-term debt          27,715     27,089      25,901      20,967     23,403      21,910
  Interest on short-term debt and other7,238      6,473       6,784       6,366      3,638       3,657
                                    --------    -------     -------     -------    -------     -------

Net earnings available for fixed charges       $108,933     $94,664     $80,182    $83,682     $61,976   $80,530
                                    --------    -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt        $ 27,715    $27,089     $25,901     $20,967    $23,403     $21,910
  Interest on short-term debt and other7,238      6,473       6,784       6,366      3,638       3,657
                                    --------    -------     -------     -------    -------     -------
     Total fixed charges            $ 34,953    $33,562     $32,685     $27,333    $27,041     $25,567
                                    ========    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges      3.12       2.82        2.45        3.06       2.29        3.15
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